Exhibit 99.1

AMGEN AND TULARIK ANNOUNCE ONCOLOGY COLLABORATION

AMGEN ACQUIRES 20+% OF TULARIK THROUGH EQUITY INVESTMENTS

AND PURCHASE OF ZKB PHARMA VISION SHARES

Thousand Oaks, Calif. and South San Francisco, Calif. – May 21, 2003 – Amgen (Nasdaq: AMGN) and Tularik (Nasdaq: TLRK) today announced they have signed an agreement to collaborate on the discovery, development, and commercialization of therapeutics aimed at oncology targets. Under the collaboration, Amgen, the world’s largest biotechnology company, will select oncology targets identified by Tularik, and the companies will jointly embark on multiple drug discovery and development programs over a five-year period.

The terms of the collaboration include milestones payable to Tularik of up to $21 million per target, $50 million in committed research funding over a five-year period and royalties on net commercial sales of Amgen products resulting from the collaboration. Amgen has exclusive worldwide commercialization rights to such products with Tularik retaining an option to certain co-promotion rights in the United States on a product-by-product basis. In addition, Tularik retains commercialization rights to some products resulting from the collaboration. As part of the collaboration, Amgen will purchase $35 million worth of newly-issued Tularik common stock at $10 per share. Over the next three years, Amgen will purchase an additional $40 million in newly-issued Tularik common stock at then market prices. In aggregate, Tularik will receive $125 million in committed funding under the terms of the agreement.

In a separate transaction, Amgen has also agreed to initially purchase 6 million shares of Tularik’s outstanding common stock from ZKB Pharma Vision AG. Following the required Hart Scott Rodino approval, Amgen will purchase an additional 3 million shares of Tularik stock from ZKB Pharma Vision AG. Amgen is a party to a standstill agreement under which it has agreed not to acquire additional shares of Tularik stock without the prior approval of the Tularik board of directors. In combination with the initial shares purchased as part of the oncology collaboration, Amgen will hold a 21.3% stake in Tularik.

“Tularik and Amgen share a common approach to drug discovery and development, “ said Roger M. Perlmutter, M.D., Ph.D., Executive Vice President, Research and Development of Amgen. “Tularik has built a high quality discovery engine that adds substantially to our own broad-based research capabilities. We expect this collaboration will result in a set of high potential clinical programs and, we believe, new therapies that will improve patients’ lives.”

“We are pleased to enter into this significant agreement with Amgen, which brings together the unique combination of both discovery and development capabilities in the small molecule and protein therapeutic fields,” said David V. Goeddel, Ph.D., Founder and Chief Executive Officer of Tularik. “We have invested heavily to create an integrated small molecule drug discovery platform that leverages our proprietary compound library and set of targets. Our ability to consistently deliver clinical programs demonstrates the potential of this platform. We believe this collaboration will benefit Tularik by increasing our discovery output and affording us access to enhanced development capabilities.”

This transaction does not change financial guidance Amgen provided on April 22 for 2003.

This transaction changes financial guidance Tularik provided in January at the JP Morgan Healthcare Conference for 2003 annual revenue and cash burn. Tularik’s revenue guidance changes from $20-25 million to $25-30 million. Cash burn (cash used in operations plus capital expenditures) guidance changes from $100 million to $90 million.

Closing of the transactions with Tularik, and the issuances of Tularik stock, as well as Amgen’s purchase of an additional 3 million shares of Tularik stock from ZKB Pharma Vision AG, are subject to review and clearance by U.S. regulatory authorities, as well as other customary closing conditions. Tularik stockholder approval will be required in the case of certain stock issuances by Tularik.

About Amgen

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

About Tularik’s Oncogene Discovery Program

The goal of Tularik’s Oncogene Discovery Program is to identify and validate primary cancer genes, or oncogenes, and to discover and develop therapeutics that target the proteins encoded by these oncogenes. Proteins encoded by oncogenes play a direct role in cancer and are thus excellent targets for anti-cancer drugs. Tularik discovers oncogenes by using a variety of proprietary approaches. These techniques enable Tularik scientists to rapidly identify oncogenes that are involved in a variety of common cancers. To date, Tularik has identified approximately 30 oncogenes associated with various tumor types.

About Tularik

Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik’s scientific platform is focused on three therapeutic areas: cancer, immunology and metabolic disease. The Company currently has four drug candidates in clinical trials. In the cancer area, Tularik is currently conducting a pivotal study of T67 for the treatment of hepatocellular carcinoma (HCC) and Phase 2 trials with T607 for the treatment of HCC, ovarian cancer, gastric cancer and esophageal cancer. T487, for the treatment of inflammatory diseases, and T131, for the treatment of type 2 diabetes, are in Phase 1 trials to evaluate safety and pharmacokinetic parameters. For more information, visit Tularik’s Internet website at www.tularik.com.

Tularik will host a conference call at 6:00 am Pacific Time on Wednesday, May 21, 2003 to discuss today’s announcements. The live webcast can be accessed at www.tularik.com under the “Investors/Media” tab. Following the webcast, an archived version of the call will be available at the same address for 7 days.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Tularik to differ materially from those indicated by these forward-looking statements, including, among others, risks implicit in the collaboration with Amgen and risks detailed from time to time in Tularik’s SEC reports, including the report on Form 10-Q for the quarter ended March 31, 2003. Tularik does not undertake any obligation to update forward-looking statements.

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in Amgen’s Form 10-K for the year ended December 31, 2002, and in Amgen’s periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Amgen’s results may be affected by its ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing its products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of Amgen’s products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of Amgen’s products. Furthermore, Amgen’s research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. Amgen or others could identify side effects or manufacturing problems with its products after they are on the market. In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while Amgen routinely obtains patents for its products and technology, the protection offered by its patents and patent applications may be challenged, invalidated or circumvented by its competitors. Further, some raw materials, medical devices and component parts for Amgen’s products are supplied by sole third party suppliers.

Contact:

Amgen, Thousand Oaks, California

Barbara Bronson (media)

(805) 447-4949

Cary Rosansky (investors)

(805) 447-4634

Tularik, South San Francisco, California

Traci McCarty

(650) 825-7182

Andrew Perlman, M.D., Ph.D.

(650) 825-7314